SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                    COMSTOCK HOMEBUILDING COMPANIES, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)


               CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 205684 10 3
-------------------------------------------------------------------------------
                                (CUSIP Number)


                                JUNE 24, 2005
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |X| Rule 13d-1(c)
       -
      |_| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for reporting person's initial filings on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13G

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CUSIP NO. 205684 10 3                                          PAGE 2 OF 9 PAGES
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       NAME OF REPORTING PERSON

       Jason Ader

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
  1
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) |_|
  2                                                           (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

  4    United States

--------------------------------------------------------------------------------
        NUMBER OF                    SOLE VOTING POWER
          SHARES
       BENEFICIALLY          5       0
         OWNED BY          -----------------------------------------------------
           EACH                      SHARED VOTING POWER
        REPORTING
         PERSON              6       459,650 as of June 24, 2005
          WITH                       (610,350 as of July 7, 2005)
                           -----------------------------------------------------
                                     SOLE DISPOSITIVE POWER

                             7       0
                           -----------------------------------------------------
                                     SHARED DISPOSITIVE POWER

                                     459,650 as of June 24, 2005
                             8       (610,350 as of July 7, 2005)
--------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       459,650 as of June 24, 2005   (610,350 as of July 7, 2005)
  9
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
  10                                                                        |_|
--------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  11   5.2% as of June 24, 2005   (6.9% as of July 7, 2005)
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

  12   IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

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CUSIP NO. 205684 10 3                                          PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
       NAME OF REPORTING PERSON

       Hayground Cove Asset Management LLC

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
  1
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) |_|
  2                                                           (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

  4    Delaware
--------------------------------------------------------------------------------
        NUMBER OF                SOLE VOTING POWER
          SHARES
       BENEFICIALLY              0
         OWNED BY            5
           EACH            -----------------------------------------------------
        REPORTING                SHARED VOTING POWER
          PERSON
           WITH              6   459,650 as of June 24, 2005
                                 (610,350 as of July 7, 2005)
                           -----------------------------------------------------
                                 SOLE DISPOSITIVE POWER

                             7   0
                           -----------------------------------------------------
                                 SHARED DISPOSITIVE POWER

                                 459,650 as of June 24, 2005
                             8   (610,350 as of July 7, 2005)
--------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       459,650 as of June 24, 2005   (610,350 as of July 7, 2005)
  9
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
  10                                                                         |_|
--------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  11   5.2% as of June 24, 2005   (6.9% as of July 7, 2005)
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

  12   HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

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CUSIP NO. 205684 10 3                                          PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
       NAME OF REPORTING PERSON

       Hayground Cove Fund Management LLC

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) EIN:
       81-0587515
  1
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) |_|
  2                                                           (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

  4    Delaware
--------------------------------------------------------------------------------
        NUMBER OF                SOLE VOTING POWER
          SHARES
       BENEFICIALLY              0
         OWNED BY           5
           EACH            -----------------------------------------------------
        REPORTING                SHARED VOTING POWER
         PERSON
         WITH                    459,650 as of June 24, 2005
                            6    (610,350 as of July 7, 2005)
                           -----------------------------------------------------
                                 SOLE DISPOSITIVE POWER

                            7    0
                           -----------------------------------------------------
                                 SHARED DISPOSITIVE POWER

                                 459,650 as of June 24, 2005
                            8    (610,350 as of July 7, 2005)
--------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9    459,650 as of June 24, 2005   (610,350 as of July 7, 2005)
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
  10                                                                         |_|
--------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  11   5.2% as of June 24, 2005   (6.9% as of July 7, 2005)
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

  12   HC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 205684 10 3                                         PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
       NAME OF REPORTING PERSON

       Hayground Cove Associates L.P.

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) EIN:
       81-0587520
  1
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) |_|
  2                                                           (B) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

  4    Delaware
--------------------------------------------------------------------------------
        NUMBER OF                SOLE VOTING POWER
          SHARES
       BENEFICIALLY          5   0
         OWNED BY          -----------------------------------------------------
           EACH                  SHARED VOTING POWER
        REPORTING
          PERSON             6   376,350 as of June 24, 2005
           WITH                  (503,550 as of July 7, 2005)
                           -----------------------------------------------------
                                 SOLE DISPOSITIVE POWER

                             7   0
                           -----------------------------------------------------
                                 SHARED DISPOSITIVE POWER

                             8    376,350 as of June 24, 2005
                                  (503,550 as of July 7, 2005)
--------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       376,350 as of June 24, 2005   (503,550 as of July 7, 2005)
   9
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
  10                                                                         |_|
--------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.2% as of June 24, 2005   (5.7% as of July 7, 2005)
  11
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

       HC
  12
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              PAGE 6 OF 9 PAGES



ITEM 1(A).  NAME OF ISSUER:

           This statement on Schedule 13G (this "Statement") relates to securities issued by Comstock Homebuilding Companies, Inc. (the "Issuer").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The principal executive office of the Issuer is 11465 Sunset Hills Road, Suite 510, Reston, Virginia 20190.

ITEM 2(A).  NAME OF PERSON FILING:

            This Statement is being filed by (i) Jason Ader, an individual; (ii) Hayground Cove Asset Management LLC, a Delaware limited liability company ("HCAM"); (iii) Hayground Cove Fund Management LLC, a Delaware limited liability company ("HCFM"); and (iv) Hayground Cove Associates LP, a Delaware limited partnership ("HCA" and, together with Mr. Ader, HCAM and HCFM, the "Reporting Persons").

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The principal business address and principal office address of each of the Reporting Persons is 1370 6th Avenue, New York,
            New York 10019.

ITEM 2(C).  CITIZENSHIP:

            Mr. Ader is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            This Statement relates to Class A common stock, $.01 par value per share of the Issuer (the "Class A Common Stock").

ITEM 2(E).  CUSIP NUMBER:

            The CUSIP number relating to the Class A Common Stock is
            205684 10 3.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

                                                               PAGE 7 OF 9 PAGES

ITEM 4.  OWNERSHIP:

         (A)   AMOUNT BENEFICIALLY OWNED:

         As of June 24, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 459,650 shares of Class A Common Stock and HCA beneficially owned 376,350 shares of Class A Common Stock.

         As of July 7, 2005 (the date on which HCA surpassed the 5% ownership threshold with respect to Class A Common Stock), each of Mr. Ader, HCAM and HCFM beneficially owned 610,350 shares of Class A Common Stock and HCA beneficially owned 503,550 shares of Class A Common Stock.

        (B)   PERCENT OF CLASS:

         As of June 24, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 5.2% of the issued and outstanding shares of Class A Common Stock and HCA beneficially owned 4.2% of the issued and outstanding shares of Class A Common Stock.

         As of July 7, 2005, each of Mr. Ader, HCAM and HCFM beneficially owned 6.9% of the issued and outstanding shares of Class A Common Stock and HCA beneficially owned 5.7% of the issued and outstanding shares of Class A Common Stock.

         (C) NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

         As of June 24, 2005, each of Mr. Ader, HCAM and HCFM had the power to vote and to dispose of shares of Class A Common Stock as follows:

            (i)   Sole power to vote or to direct the vote: -0-
            (ii)  Shared power to vote or to direct the vote: 459,650
            (iii) Sole power to dispose or to direct the disposition of: -0-
            (iv)  Shared power to dispose or
                  to direct the disposition of: 459,650

         As of June 24, 2005, HCA had the power to vote and to dispose of shares of Class A Common Stock as follows:

            (i)   Sole power to vote or to direct the vote: -0-
            (ii)  Shared power to vote or to direct the vote: 376,350
            (iii) Sole power to dispose or to direct the disposition of: -0-
            (iv) Shared power to dispose or to direct the disposition of: 376,350

         As of July 7, 2005, each of Mr. Ader, HCAM and HCFM had the power to vote and to dispose of shares of Class A Common Stock as follows:

            (i)   Sole power to vote or to direct the vote: -0-
            (ii)  Shared power to vote or to direct the vote: 610,350
            (iii) Sole power to dispose or to direct the disposition of: -0-
            (iv) Shared power to dispose or to direct the disposition of: 610,350

         As of July 7, 2005 HCA had the power to vote and to dispose of shares of Class A Common Stock as follows:

            (i)   Sole power to vote or to direct the vote: -0-
            (ii)  Shared power to vote or to direct the vote: 503,550
            (iii) Sole power to dispose or to direct the disposition of: -0-
            (iv) Shared power to dispose or to direct the disposition of: 503,550

                                                               PAGE 8 OF 9 PAGES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         See the Joint Filing Agreement among the Reporting Persons attached hereto as Exhibit A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATIONS:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              PAGE 9 OF 9 PAGES

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  July 14, 2005

                              By: /S/  JASON ADER
                                  -----------------------------------------
                                  Jason Ader

                              HAYGROUND COVE ASSET MANAGEMENT LLC

                              By: /S/  JASON ADER
                                  -----------------------------------------
                                  Jason Ader
                                  Sole Member

                              HAYGROUND COVE FUND MANAGEMENT LLC

                              By: Hayground Cove Asset Management LLC,
                                  its Managing Member

                                  By: /S/  JASON ADER
                                      -------------------------------------
                                      Jason Ader
                                      Sole Member


                         HAYGROUND COVE ASSOCIATES L.P.


                              By: Hayground Cove Fund Management LLC,
                                  its General Partner

                                   By: Hayground Cove Asset Management LLC,
                                       its Managing Member

                                  By: /S/  JASON ADER
                                      -------------------------------------
                                      Jason Ader
                                      Sole Member

                                                                       EXHIBIT A

                                FILING AGREEMENT
                               BETWEEN JASON ADER,
                      HAYGROUND COVE ASSET MANAGEMENT LLC,
                     HAYGROUND COVE FUND MANAGEMENT LLC AND
                         HAYGROUND COVE ASSOCIATES L.P.

      The undersigned hereby agree that the Schedule 13G with respect to the Class A Common Stock, $0.01 par value, of Comstock Homebuilding Companies, Inc. dated as of even date herewith is and shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  July 14, 2005

                              By: /S/  JASON ADER
                                  -----------------------------------------
                                  Jason Ader


                              HAYGROUND COVE ASSET MANAGEMENT LLC

                              By: /S/  JASON ADER
                                  -----------------------------------------
                                  Jason Ader
                                  Sole Member


                              HAYGROUND COVE FUND MANAGEMENT LLC

                              By: Hayground Cove Asset Management LLC,
                               its Managing Member

                                  By: /S/  JASON ADER
                                      -------------------------------------
                                      Jason Ader
                                      Sole Member

                         HAYGROUND COVE ASSOCIATES L.P.

                              By: Hayground Cove Fund Management LLC,
                                  its General Partner

                                   By: Hayground Cove Asset Management LLC,
                                       its Managing Member

                                       By:/S/  JASON ADER
                                          ---------------------------------
                                          Jason Ader
                                          Sole Member